Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-226426

April 3, 2020

FedEx Corporation

Final Term Sheet

$1,000,000,000 3.800% Notes due 2025

$750,000,000 4.250% Notes due 2030

$1,250,000,000 5.250% Notes due 2050

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated April 3, 2020 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 30, 2018 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-226426.

3.800% Notes due 2025

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$1,000,000,000 3.800% Notes due 2025

Principal Amount:	$1,000,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 3, 2020

Settlement Date (T+2):	April 7, 2020

Stated Maturity Date:	May 15, 2025

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing November 15, 2020

Optional Redemption Provisions:

Make-whole Call:	Prior to April 15, 2025, make-whole call at T+50 basis points

Par Call:	On or after April 15, 2025

Benchmark Treasury:	UST 0.500% due March 31, 2025

Benchmark Treasury Price / Yield:	100-22 ¼ / 0.359%

Spread to Benchmark Treasury:	+350 basis points

Reoffer Yield:	3.859%

Coupon:	3.800% per annum

Price to Public:	99.724% of Principal Amount

CUSIP / ISIN:	31428X BY1 / US31428XBY13

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
FTN Financial Securities Corp.
KBC Securities USA LLC
MUFG Securities Americas, Inc.
PNC Capital Markets LLC
Seibert Williams & Shank & Co., LLC
Standard Chartered Bank
Sumitomo Mitsui Banking Corporation
U.S. Bancorp Investments, Inc.

4.250% Notes due 2030

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$750,000,000 4.250% Notes due 2030

Principal Amount:	$750,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 3, 2020

Settlement Date (T+2):	April 7, 2020

Stated Maturity Date:	May 15, 2030

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing November 15, 2020

Optional Redemption Provisions:

Make-whole Call:	Prior to February 15, 2030, make-whole call at T+50 basis points

Par Call:	On or after February 15, 2030

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-26 / 0.579%

Spread to Benchmark Treasury:	+370 basis points

Reoffer Yield:	4.279%

Coupon:	4.250% per annum

Price to Public:	99.758% of Principal Amount

CUSIP / ISIN:	31428X BZ8 / US31428XBZ87

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
FTN Financial Securities Corp.
KBC Securities USA LLC
MUFG Securities Americas, Inc.
PNC Capital Markets LLC
Seibert Williams & Shank & Co., LLC
Standard Chartered Bank
Sumitomo Mitsui Banking Corporation
U.S. Bancorp Investments, Inc.

5.250% Notes due 2050

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$1,250,000,000 5.250% Notes due 2050

Principal Amount:	$1,250,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 3, 2020

Settlement Date (T+2):	April 7, 2020

Stated Maturity Date:	May 15, 2050

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing November 15, 2020

Optional Redemption Provisions:

Make-whole Call:	Prior to November 15, 2049, make-whole call at T+50 basis points

Par Call:	On or after November 15, 2049

Benchmark Treasury:	UST 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	128-26+ / 1.213%

Spread to Benchmark Treasury:	+410 basis points

Reoffer Yield:	5.313%

Coupon:	5.250% per annum

Price to Public:	99.050% of Principal Amount

CUSIP / ISIN:	31428X CA2 / US31428XCA28

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
FTN Financial Securities Corp.
KBC Securities USA LLC
MUFG Securities Americas, Inc.
PNC Capital Markets LLC
Seibert Williams & Shank & Co., LLC
Standard Chartered Bank
Sumitomo Mitsui Banking Corporation
U.S. Bancorp Investments, Inc.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID:  No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated April 3, 2020 and the accompanying Base Prospectus dated July 30, 2018 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533, or (iv) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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